Advanced Series Trust
For the fiscal period ended 12/31/08
File number 811-5186


					SUB-ITEM 77-0-1

					EXHIBITS

Transactions Effected Pursuant to Rule 10f-3

I.   Name of Fund:  Advanced Series Trust - AST Small-Cap
Growth Portfolio

1.   Name of Issuer:  Waste Connections, Inc.

2.   Date of Purchase:  September 24, 2008

3.   Number of Securities Purchased:  	N/A

4.   Dollar Amount of Purchase:  $722,637.50

5.   Price Per Unit:  $32.50 per unit

6.   Name(s) of Underwriter(s) or Dealer(s)
      from whom purchased:  J.P. Morgan Chase & Co.

7.   Other Members of the Underwriting Syndicate
	  See Exhibit A

EXHIBIT A

UNDERWRITER

J.P. Morgan Securities, Inc.
Merrill Lynch, Pierce, Fenner & Smith Inc.
Banc of America Securities LLC
Credit Suisse Securities (USA) LLC
Citigroup Global Markets Inc.
Deutsche Bank Securities Inc.
First Analysis Securities Corporation
Friedman, Billings, Ramsey & Co, Inc.
Morgan Stanley & Co Incorporated
Raymond James & Associates, Inc.